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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FelCor Lodging Trust Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of Annual Meeting
on May 16, 2006
and Proxy Statement
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933
April 3, 2006
Dear Stockholder:
     You are cordially invited to attend our Annual Meeting of Stockholders on May 16, 2006, in Irving, Texas. The meeting will be held in our corporate offices located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas at 9:00 a.m., local time. At the meeting, you will hear a report on our 2005 results of operations.
     This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you about the matters to be addressed and the procedures for voting at the meeting. It also describes how our Board of Directors operates, gives personal information about our officers, continuing directors and director candidates, and provides other information about us.
     Your vote is very important. Even if you have only a few shares, we want your shares to be represented. I urge you to vote promptly in order to be certain your shares are represented at the meeting.
     I look forward to seeing you at the meeting.

Sincerely,

Lawrence D. Robinson
Executive Vice President,
General Counsel & Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF FELCOR LODGING TRUST INCORPORATED

Time:	9:00 a.m., Local Time

Date:	May 16, 2006

Place:	FelCor Lodging Trust Incorporated 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062-3933

Purposes:	• To elect three Class III directors to three-year terms;

• To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

• To conduct any other business that may be properly raised.

Who may vote:	Stockholders of record on March 21, 2006.

Annual Report:	A copy of our Annual Report is enclosed.

Date of Mailing:	This notice and the accompanying Proxy Statement and Annual Report are first being mailed to stockholders on or about April 3, 2006.

Sincerely,

Lawrence D. Robinson
Secretary
April 3, 2006

Proxy Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 16, 2006

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FelCor Lodging Trust Incorporated of proxies to be voted at the Annual Meeting of Stockholders being held on Tuesday, May 16, 2006, and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.
What am I voting on?
•	The election of three Class III directors, each for a three-year term;
•	The ratification of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2006; and
•	Any other matters properly brought before the meeting.
Who is entitled to vote?
Holders of record of our common stock at the close of business on March 21, 2006, are entitled to vote at the meeting. Each stockholder is entitled to cast one vote for each share of common stock owned on each matter presented.
How do I vote?
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you have shares of our common stock that are held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you. Most brokers offer voting by mail, telephone and Internet.
How do proxies work?
Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates, and you may vote for or against, or abstain from voting on, the ratification of PwC as our independent registered public accounting firm.
If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates and FOR the ratification of PwC as our independent registered public accounting firm.
You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or other nominee, you may also get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request you receive.
How do I revoke a proxy?
You may revoke your proxy before it is voted by: submitting a new proxy with a later date; by voting in person at the meeting; or by notifying our corporate Secretary in writing at the address listed under “Questions” on page 33.

Will my shares be voted if I don’t sign a proxy?
If you hold your shares directly in your own name, they will not be voted unless you provide a proxy. Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under the New York Stock Exchange rules to vote customers’ unvoted shares on certain “routine” matters, including the election of directors and the ratification of auditors.
What constitutes a quorum?
In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. On the record date, we had 60,900,723 shares of common stock outstanding and entitled to vote at the meeting.
How many votes are needed for approval?
The three director candidates receiving the most “FOR” votes will be elected to the three seats on the Board of Directors to be filled at the meeting. The selection of PwC as our independent registered public accounting firm for 2006 will be ratified if more votes are cast FOR than are cast AGAINST the ratification. Abstentions, withholding authority to vote for a candidate and broker non-votes (described below) will only reduce the number of votes a candidate or the proposal to ratify PwC as our independent registered public accounting firm receives.
A “broker non-vote” occurs when a broker submits a proxy, but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions.
What should I do if I want to attend in person?
Only stockholders of record, their proxy holders and invited guests may attend the meeting. If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated the three director candidates named below.
Our Board of Directors oversees the management of our company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations, and the evaluation of his performance.
Our Charter and Bylaws provide for three classes of directors, who serve staggered three-year terms expiring at the annual meeting of stockholders three years following their election to a full term. The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, for re-election as Class III directors, two of the three persons currently serving as Class III directors, whose terms are expiring at the 2006 annual meeting of stockholders. The third person currently serving as a Class III director, Richard O. Jacobson, notified the Corporate Governance and Nominating Committee that he desired to retire from the Board effective upon the expiration of his current term, and he was therefore not considered for nomination. In addition, Michael D. Rose, then a Class II director, resigned from our Board in February 2006. At that time, the Board elected Richard A. Smith, our President and Chief Executive Officer, to fill the vacancy created by Mr. Rose’s resignation. In order to maintain the number of directors in each class as nearly equal as possible, as required by law, the Corporate
Governance and Nominating Committee recommended that Mr. Smith move from Class II to Class III in connection with this annual meeting, and he has been nominated to serve as a Class III director in addition to the two current Class III directors. If elected, the director seat in Class II will again be vacant. If elected, each of the persons nominated as a Class III director will serve until the annual meeting of stockholders in 2009. Personal information on each of our nominees, and on each of the other directors who will continue to serve on our Board following the annual meeting, is given below.
The Board has determined that the two current Class III directors nominated for election other than Mr. Smith, and each of our continuing directors, except for Thomas J. Corcoran, Jr. and Donald J. McNamara, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE. The foregoing determination was based on information known by the members of the Board concerning each other and supplied by each of the directors for the purpose of this determination. Mr. Smith is our President and Chief Executive Officer and Mr. Corcoran is our former President and Chief Executive Officer and current Chairman of the Board. Mr. McNamara is our former Chairman of the Board and although he has no other ongoing relationship with us, in light of the compensation received by Mr. McNamara for his services as Chairman of the Board for the preceding two years, the Board has determined that Mr. McNamara does not meet the independence requirements of the NYSE. Assuming the election of our three nominees, all of our directors, other than Mr. Corcoran and Mr. Smith, but including Mr. McNamara, will be “Independent Directors,” as defined in our Charter. During the past three years, we did not make any contribution to any tax exempt organization of which an independent director of ours serves as an executive officer.
Our Board of Directors met five times during 2005. During 2005, each of our directors attended all of the meetings of the
Board and of the Board committees on which he or she served. Because fewer than 10 non-management stockholders usually attend our annual meetings in person, the Board has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders. Other than Mr. Corcoran and Mr. Smith, who was not a director at that time, none of the directors attended the 2005 Annual Meeting of Stockholders.
The Board of Directors recommends that you vote FOR the election of each of the nominees for election as Class III directors described below.

Nominees for Election as Class III Directors (Terms expiring in 2009)
Richard S. Ellwood
Age 74

Mr. Ellwood, a director of FelCor since its formation in 1994, was the founder and President of R.S. Ellwood & Co., Inc., a real estate investment banking firm that he operated from 1987 through 2004. Prior to 1987, as an investment banker, Mr. Ellwood was elected successively in 1963 a vice president of Morgan Guaranty Trust Company, in 1968 a general partner of White Weld & Co., in 1978 a managing director of Warburg Paribas Becker, Incorporated and in 1984 a managing director and senior banker of Merrill Lynch Capital Markets. Mr. Ellwood has extensive experience in hotel financing. He was a founder of Hotel Investors Trust, a REIT, and served as a trustee from 1970 until its merger with another REIT in 1987. He is currently a director of Apartment Investment and Management Company.

Robert A. Mathewson
Age 40

Mr. Mathewson has served as a director of FelCor since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in FelCor and its predecessors since 1993. In addition, from December 1999 to August 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson holds a bachelor’s degree in Economics and a master’s degree in Business Administration from the University of California at Berkeley, and a Juris Doctor degree from the Hastings College of Law. Mr. Mathewson also serves as a director of International Game Technology.

Richard A. Smith
Age 43

Mr. Smith became President, Chief Executive Officer and a director of FelCor in February 2006. Mr. Smith joined FelCor in November 2004, as its Executive Vice President and Chief Financial Officer, and served in those offices until February 2006. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International since April 2000. Mr. Smith joined Wyndham International in September 1999 as Senior Vice President and Treasurer, overseeing capital market activity, corporate banking relationships, cash management, risk management and debt compliance. Prior to his tenure at Wyndham International, Mr. Smith was Vice President, Corporate Finance at Starwood Hotels & Resorts Worldwide, Inc. He also previously worked for Atlantic Richfield Company and Coopers & Lybrand. He was licensed as a CPA in Tennessee and in California in 1993.

Continuing Class I Directors (Terms expiring 2007)
Melinda J. Bush
Age 65

Mrs. Bush has served as a director of FelCor since May 2000. She was, until September 1996, the Executive Vice President of Reed Elsevier’s Reed Travel Group/Hotel & Travel Index, which was engaged in hotel industry marketing and publishing activities on a global basis. From September 1996 until March 2002, she served as the Executive Vice President, Editorial and Publishing Director of Premier Hotels & Resorts, www.premierhotels.com, a division of Advanstar Communications. In March 2002, Mrs. Bush became Chairman and Chief Executive Officer of HRW Holdings, LLC/Hospitality Resources Worldwide, a company in which she is a major shareholder. This company provides first stage funding for enterprises in the lodging and travel industry. Mrs. Bush has more than 20 years experience in the hospitality industry, and is also a director and trustee of the American Hotel Foundation. She has honorary degrees from Cornell Hotel School and Johnson & Wales Universities and carries the CHA (Certified Hotel Administrator) designation awarded by the industry to hotel operators and general managers. She was also named Woman of the Year in Travel by the Travel Industry of America and is the recipient of several other industry awards for her achievements in the industry.

Charles A. Ledsinger, Jr.
Age 56

Mr. Ledsinger has served as a director of FelCor since November 1997. Mr. Ledsinger became the President and Chief Executive Officer of Choice Hotels International in August 1998. Prior to that time, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that corporation in February 1998. From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. For more than three years prior to that, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He is also a director of Choice Hotels International, Inc., TBC Corporation and Darden Restaurants, Inc.

Robert H. Lutz, Jr.
Age 57

Mr. Lutz served as a director of Bristol Hotel Company from December 1995 until its merger into FelCor in July 1998, and has served as a director of FelCor since that time. Mr. Lutz is currently the President of R.L. Investments, Inc., a private investment firm. From 1994 through 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management.

Continuing Class II Directors (Terms expiring 2008)
Thomas J. Corcoran, Jr.
Age 57

Mr. Corcoran is currently serving as the Chairman of the Board of FelCor. He served as the President and Chief Executive Officer of FelCor from its formation in 1994 until February 2006. From 1991 to 1994, Mr. Corcoran held the same positions with the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra – A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990.

Donald J. McNamara
Age 53

Mr. McNamara was the Chairman of the Board of Bristol Hotel Company from November 1994 until its merger into FelCor in July 1998. After the merger, he served as the Chairman of the Board of FelCor until February 2006. Mr. McNamara previously served as a director of FelCor from July 1994 until November 1997. He is also the Chairman of The Hampstead Group, LLC, a private equity real estate investment company. Mr. McNamara also serves as a director of Franklin Covey Co.

David C. Kloeppel
Age 36

Mr. Kloeppel was appointed as a director of FelCor in January 2005. He is currently the Executive Vice President and Chief Financial Officer of Gaylord. Prior to joining Gaylord in September 2001, Mr. Kloeppel worked in the Mergers and Acquisitions Department at Deutsche Bank in New York, where he was responsible for that department’s activities in the lodging, leisure and real estate sectors.

Director Compensation
In October 2004, the Compensation Committee recommended, and the Board adopted, a revised compensation structure for non-management directors. The recommendation was made following a report received from an outside consultant that indicated that our director compensation was well below our peer group. The revised compensation program, which commenced in 2005, is as follows: each non-management director receives for his or her annual service a base amount of $35,000, or $40,000 for members of the Audit Committee, other than the Chairman, and $45,000 for the Chairman of the Audit Committee, payable in shares of common stock. In addition, each director not otherwise being compensated by us receives $1,000 for each Board meeting attended in person and $500 for each telephonic meeting in which he or she participates, payable in shares of common stock or cash, at each director’s election.
Each of our non-management directors receives additional compensation for service on particular committees, payable in either shares of common stock or cash, at each director’s election. If a member of the Audit Committee attends more than five Audit Committee meetings during the year, he or she receives $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he or she participated. Members of the Compensation, Corporate Governance and Nominating, and Executive Committees receives $1,000 for each meeting of the respective committees attended in person and $500 for each telephonic meeting of the respective committees in which he or she participates.
Finally, each of our non-management directors receives for his or her service an annual equity award with a value equal to the lesser of:
•	2,000 shares of our common stock; or
•	the number of shares of our common stock equal to $20,000 for 2005, $25,000 for 2006, $30,000 for 2007, $35,000 for 2008 and $40,000 for 2009 and thereafter.
The compensation payable for the prior fiscal year to non-management directors is determined at the first meeting of the Board following the end of the fiscal year. With respect to compensation payable in common stock, all shares of common stock are issued under one or more of our restricted stock and stock option plans, but shares are fully vested upon the date of grant. The number of shares to be issued are determined by dividing the applicable dollar amount

(including amounts for which the director has elected to receive common stock), by the closing price of shares of our common stock on the date of grant, and rounding to the nearest whole lot of 100 shares.
For 2005, the value of the shares issuable to our directors was based on the closing price of our common stock, $19.78, on February 1, 2006, the date the issuance was authorized by the Board. Award numbers were rounded to the nearest whole lot of 100 shares. In addition, each director is reimbursed for out-of-pocket expenses incurred in connection with his or her service on our Board.
The total compensation, including the number of shares of our common stock issued to each director for his or her services during 2005, is set forth below:

	Number	Cash	Total
Name	of Shares	Compensation	Compensation(1)
Melinda J. Bush	2,800	$6,500	$61,884
Richard S. Ellwood	3,000	8,500	67,840
Richard O. Jacobson	3,100	—	61,318
David C. Kloeppel	3,400	—	67,252
Charles A. Ledsinger, Jr.	3,700	—	73,186
Robert H. Lutz, Jr.	3,500	—	69,230
Robert A. Mathewson	3,000	9,500	68,840
Donald J. McNamara	2,800	—	55,384
Michael D. Rose	3,200	—	63,296

(1)	Based on the shares valued at $19.78 per share, the closing price of our common stock on February 1, 2006, the date the issuance of the shares was authorized.
Mr. Corcoran, who received compensation as our President and Chief Executive Officer in 2005, did not receive any additional or separate compensation for his services as a director in 2005.
The Board adopted the recommendation of the Compensation Committee in 2004 to pay additional cash compensation to Donald J.
McNamara, who was then our Chairman of the Board, in recognition of his assumption of a more active role in overseeing the management of the company. Mr. McNamara’s additional compensation was set at 50% of the base salary of our Chief Executive Officer in 2004. For 2005, Mr. McNamara received additional cash compensation in the amount of $222,050 for his services as Chairman of the Board. This additional compensation to Mr. NcNamara ended in February 2006 when he stepped down from his role as Chairman of the Board.
Board Committees
The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its meetings with the full Board.
The Board’s standing committees currently consist of the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Charters for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found on our website at www.felcor.com, and are also available in print to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 33. In addition to these Board committees, the Board has delegated specific authority to the Capital Approval Committee, a committee of senior executive officers. A more detailed description of each of these committees is set forth below.
The Executive Committee was established to exercise broad powers on behalf of the Board. In practice, the committee only meets when it is impractical to call a meeting of the full Board. In addition, the Executive Committee worked closely with management in the development of our strategic plan. The Executive Committee currently consists of Donald J. McNamara (Chairman), Robert H. Lutz, Jr. and Richard A. Smith.
The Executive Committee held 11 meetings during 2005.
The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The Audit Committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with the independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial Officer and Chief Accounting Officer, and reviews our internal controls and compliance with corporate policies.
During 2005, the committee met prior to each release of our earnings to review the earnings to be reported and to examine any issues relating to the report of such earnings. The committee also met to review each Quarterly Report on Form 10-Q and the Annual Report on Form Form 10-K before its filing. The directors currently serving on the Audit Committee are Charles A. Ledsinger, Jr. (Chairman), Richard S. Ellwood, David C. Kloeppel and Robert A. Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. The Board has reviewed the education, experience and other qualifications of each member of the Audit Committee. After review, the Board has determined that Messrs. Ledsinger and Kloeppel each meets the Securities and Exchange Commission’s definition of an
“audit committee financial expert” and is independent under the applicable rules of the Securities and Exchange Commission.
We do not limit the number of public company audit committees on which our Audit Committee members serve to three or less because we believe, based upon past experience and the current composition of the Audit Committee, that such simultaneous service, at this time, does not, and will not, impair the ability of the members of our Audit Committee to serve effectively on our Audit Committee.
The Audit Committee held ten meetings during 2005.
The Compensation Committee determines the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. The Compensation Committee currently consists of Robert H. Lutz, Jr. (Chairman), Melinda J. Bush, Richard O. Jacobson, David C. Kloeppel and Robert A. Mathewson, each of whom is independent in accordance with the listing standards of the NYSE.
The Compensation Committee held two meetings during 2005.
The Corporate Governance and Nominating Committee recommends to the Board candidates for election to our Board of Directors, develops and recommends to the Board our Corporate Governance Guidelines, including criteria for membership on the Board and Board committees, and considers other corporate governance issues. This committee currently consists of Richard S. Ellwood (Chairman), Charles A. Ledsinger, Jr. and Robert H. Lutz, Jr., each of whom is independent in accordance with the listing standards of the NYSE.
In determining candidates to recommend for election, the Corporate Governance and Nominating Committee reviews a potential candidate’s experience, expertise and other factors relative to the Board’s composition, the continued appropriateness of Board membership for any director due to a change in his or her circumstances, and the performance as a director for incumbent directors. Our Corporate Governance Guidelines prohibit the nomination of any new director if he or she would be 70 or older at the time of election, or 75 or older for any of our current directors. In addition, non-management directors are subject to a term limit of six consecutive full terms. The committee is also required to recommend for nomination as directors, individuals that assure a majority of the Board’s members are independent as required by the NYSE listing standards and the Securities and Exchange Commission’s rules. The Corporate Governance Guidelines direct the members of the committee to take into account the following criteria, in addition to any other criteria they may consider appropriate:
•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the hotel industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual skills and personality with those of other directors and potential directors in building an
•	effective, collegial and responsive Board; and

•	diversity of viewpoints, background and experience.
The committee currently has no fixed process for identifying new nominees for election as a director, thereby retaining the flexibility to adapt its process to the circumstances. The committee has the ability, if it deems it necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee has determined that it will give consideration to any potential candidate proposed by a member of our Board or senior management. Any non-incumbent director so proposed will be personally interviewed by at least one member of the committee and the Chief Executive Officer and their assessment of his or her qualifications will be provided to the full committee.
For this annual meeting, the committee received no proposals for non-incumbent candidates, and considered only the incumbent directors, for nomination as directors. In evaluating the incumbent directors, the committee reviewed and evaluated their qualifications and performance in accordance with the foregoing criteria.
Our policy and procedures regarding securityholder recommended candidates for director are contained in the Charter of the Corporate Governance and Nominating Committee. The committee may consider securityholder recommendations for candidates to serve on the Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria established for selection of director nominees generally. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of our company and its stockholders, generally. Securityholders desiring to nominate persons for director should follow the following procedure:
•	Submit the following information about the candidate in written correspondence mailed to the Corporate Governance and Nominating Committee, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attn. General Counsel: the name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and other relevant information;

•	Explain in the submission why the securityholder believes the candidate would be an appropriate member of our Board and the benefits and attributes that the candidate will provide to us in serving as a director;

•	Provide evidence of the requisite ownership of our securities along with the recommendation; and

•	Indicate whether we may identify the securityholder in any public disclosures that we make regarding the consideration of the director candidate.
For a candidate to be considered for nomination at the 2007 annual meeting of stockholders, the submission must be received by us no later than December 4, 2006.
The Corporate Governance and Nominating Committee held one meeting during 2005.
The Capital Approval Committee currently consists of four of our senior officers, Richard A. Smith (President and Chief Executive Officer), Lawrence D. Robinson (Executive Vice President, General Counsel and Secretary), Andrew J. Welch, (Executive Vice President and Chief Financial Officer) and Michael A. DeNicola (Executive Vice President and Chief Investment Officer). The Board has delegated to this committee the authority to approve, and authorize actions taken in connection with, the acquisition, improvement, disposition or financing of hotel assets by us within specified limits.
The Capital Approval Committee took action 16 times during 2005, by unanimous written consent.

Corporate Governance
Board Performance
The Board conducts an annual survey of its members regarding issues of Board performance and reviews the results of the survey with a view to improving the efficiency and effectiveness of the Board. In addition, the Board reviews, annually, the qualifications and effectiveness of the Audit Committee and its members.
Executive Board Sessions
The non-management directors meet regularly in executive session, in the absence of Mr. Corcoran, Mr. Smith and other members of management, to discuss issues related to management performance and other matters. In addition, at least one executive session of the Board is held each year consisting solely of directors that are independent under the rules of the SEC and the NYSE. Mr. NcNamara, former Chairman of the Board, presides at all executive sessions of the Board, other than the meeting consisting solely of independent directors, at which an independent director is selected to preside at that meeting.
Communications With Directors
Our Corporate Governance Guidelines provide that our security holders and other interested parties may communicate their concerns about us and our business and affairs to the Board, the Chairman of the
Board or the non-management directors, as a group. These communications should be sent in the form of written correspondence by mail addressed to the Board of Directors c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention General Counsel. The communication should indicate whether it is intended for the entire Board of Directors, the Chairman of the Board or the non-management directors, as a group. The General Counsel will forward all such correspondence to the Chairman of the Board, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the General Counsel or other appropriate person.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this Code, as amended, has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and is also available from our website at www.felcor.com. We will also post on our website any waivers of the provisions of the Code made with respect to any of our directors or executive officers.

STOCK OWNERSHIP
Principal Stockholders
The following table shows how much of our common stock was beneficially owned on March 21, 2006, by each person known to us to beneficially own more than 5% of our common stock.

	Amount and
Name and Address	Nature of Beneficial		Percent of
of Beneficial Owner	Ownership		Class (1)
Deutsche Bank AG	9,549,300	(2)	15.7%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany

Donald Smith & Co., Inc.	5,818,400	(3)	9.6%
152 West 57th Street
New York, NY 10019

Barclays Global Investors, NA	4,347,943	(4)	7.1%
45 Fremont Street
San Francisco, CA 94105

Franklin Resources, Inc.	3,224,281	(5)	5.3%
One Franklin Parkway
San Mateo, CA 94403

(1)	Based upon 60,900,723 shares outstanding as of March 21, 2006.

(2)	Based upon a Schedule 13G filed on March 20, 2006. As set forth in this Schedule, Deutsche Bank AG, a bank, and it affiliates reported that they had sole voting power with respect to 9,412,800 shares and sole dispositive power with respect to 9,549,300 shares, and that all of these shares are held by them in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Based upon a Schedule 13G filed on February 14, 2006. As set forth in this Schedule, Donald Smith & Co., Inc., an investment advisor, reported that it had sole voting power with respect to 5,604,000 shares, and sole dispositive power with respect to 5,818,400 shares, and that it held all of these shares on behalf of its advisory clients.

(4)	Based upon a Schedule 13G filed on February 10, 2006. As set forth in this Schedule, Barclays Global Investors, NA, a bank, and it affiliates reported that they had sole voting power with respect to 3,918,144 shares and sole dispositive power with respect to 4,347,943 shares, and that all of these shares are held by them in trust accounts for the economic benefit of the beneficiaries of those accounts.

(5)	Based upon a Schedule 13G (Amendment No. 9) filed on February 13, 2006. Includes 2,674,440 shares of common stock issuable on conversion of preferred stock. As set forth in this Schedule, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., and the securities are held for the economic benefit of the clients of those investment advisory subsidiaries and other managed accounts.

Security Ownership of Management
The following table shows how much of our common stock, Series A Preferred Stock and Series C Preferred Stock was beneficially owned on March 21, 2006, by the executive officers named in the Summary Compensation Table beginning on page 20, each nominee and continuing director, and all directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062.

				Amount and		Amount and
	Amount and			Nature of		Nature of
	Nature of			Beneficial		Beneficial
	Beneficial		Percent	Ownership of	Percent	Ownership of	Percent
Name of	Ownership of		of	Series A	of	Series C	of
Beneficial Owner	Common Stock		Class(1)	Preferred Stock	Class(1)	Preferred Stock	Class(1)
Melinda J. Bush	18,400	(2)	*	0	*	0	*
Thomas J. Corcoran, Jr.	722,912	(3)	1.2%	4,000	*	1,000	*
Michael A. DeNicola	87,137	(4)	*	0	*	0	*
Richard S. Ellwood	33,300	(5)	*	0	*	0	*
David C. Kloeppel	3,400	(6)	*	0	*	0	*
Charles A. Ledsinger, Jr.	21,175	(7)	*	0	*	0	*
Robert H. Lutz, Jr.	40,814	(8)	*	0	*	0	*
Robert A. Mathewson	1,168,657	(9)	1.9%	10,000	*	0	*
June C. McCutchen	123,081	(10)	*	0	*	0	*
Donald J. McNamara	792,184	(11)	1.3%	0	*	0	*
Lawrence D. Robinson	269,351	(12)	*	0	*	0	*
Richard A. Smith	267,343	(13)	*	0	*	0	*
All executive officers and Directors, as a group (17 persons)	4,200,134	(14)	6.7%	14,000	*	1,000	*

*	Represents less than 1% of the outstanding shares of such class.

(1)	Based upon 60,900,723 shares of common stock, 12,880,475 shares of Series A Preferred Stock and 6,798,000 Depository Shares representing 67,980 shares of Series C Preferred Stock outstanding as of March 21, 2006.

(2)	Includes 3,000 shares held by her IRA and 15,400 shares credited to her account in the FelCor Deferred Compensation Plan.

(3)	The shares beneficially owned by Mr. Corcoran include (i) 349,953 shares of common stock issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days of March 21, 2006, (ii) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock, (iii) 30,000 shares of common stock that FelCor, Inc., of which he is the sole beneficial owner, has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership; (iv) 1,245 shares of common stock that Mr. Corcoran has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership; (v) 189,276 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions, (vi) 34,962 shares held in the FelCor Deferred Compensation Plan; (vii) 1,880 shares of common stock owned by his dependent children; and (viii) 2,310 shares of common stock held by his IRA.

(4)	Includes (i) 19,950 shares held in the FelCor Deferred Compensation Plan and (ii) 62,269 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four or five- year period from the date of grant, subject to satisfaction of certain conditions.

(5)	Includes 2,200 shares held by trusts of which Mr. Ellwood is a beneficiary and trustee and 3,000 shares held by his IRA.

(6)	All shares are credited to his account in the FelCor Deferred Compensation Plan.

(7)	Includes 3,700 shares credited to his account in the FelCor Deferred Compensation Plan.

(8)	Includes 15,414 shares issuable pursuant to currently exercisable stock option, 22,900 shares owned by Lutz Investments, L.P., a family partnership of which Mr. Lutz is a beneficiary, and 2,500 shares owned by Mr. Lutz’s spouse.

(9)	Includes (i) an aggregate of 1,025,438 shares of common stock issuable upon redemption of FelCor Lodging Limited Partnership units held by corporations of which Mr. Mathewson is the President, a director and stockholder, (ii) 3,000 shares credited to his account in the FelCor Deferred Compensation Plan, (iii) 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock, and (iv) 12,000 and 106,945 shares of common stock held by RGC Leasing, Inc. and RGC, Inc., respectively, of which entities Mr. Mathewson serves as President and is a stockholder.

(10)	Includes (i) 41,647 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions, (ii) 12,600 shares credited to her account in the FelCor Deferred Compensation Plan, and (iii) 64,804 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days of March 21, 2006.

(11)	Includes (i) 250 shares of common stock held by his IRA, (ii) 667 shares of common stock held by his Self Employer Plan and (iii) 16,184 shares held by partnerships for the benefit of certain members of Mr. McNamara’s family. Mr. McNamara does not have investment control over the partnerships and disclaims any beneficial ownership of the shares held by them.

(12)	Includes (i) 70,721 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four or five-year period from the date of grant, subject to the satisfaction of ceratin conditions, (ii) 34,251 shares credited to his account in the FelCor Deferred Compensation Plan; (iii) 2,740 shares held by his IRA, and (iv) 149,067 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days of March 21, 2006.

(13)	Includes 217,000 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions.

(14)	Represents 17 persons and includes (i) 833,103 shares of common stock issuable pursuant to the exercise of stock options that are currently exercisable or become exercisable within 60 days of March 21, 2006, (ii) 10,853 shares of common stock issuable upon conversion of 14,000 shares of Series A Preferred Stock, (iii) 56,840 shares of common stock that Mr. Corcoran has the right to receive upon the redemption of units of limited partnership interest in FelCor Lodging Limited Partnership, and (iv) 705,929 shares of restricted common stock issued to executive officer pursuant to stock grants that are unvested and will vest over a four or five-year period from the date of grant, subject to the satisfaction of certain conditions.

MANAGEMENT
Executive Officers
Our current executive officers, their ages, positions held and tenure are set forth in the table below.

			Officer
Name	Age	Position(s) With FelCor	Since
Thomas J. Corcoran, Jr.	57	Chairman of the Board	1994

Richard A. Smith	43	President, Chief Executive Officer and Director	2004

Michael A. DeNicola	47	Executive Vice President and Chief Investment Officer	2001

Lawrence D. Robinson	62	Executive Vice President, General Counsel and Secretary	1996

Andrew J. Welch	44	Executive Vice President, Chief Financial Officer and Treasurer	1998

Troy A. Pentecost	44	Executive Vice President, Director of Asset Management	2006

Lester C. Johnson	53	Senior Vice President, Controller and Principal Accounting Officer	1995

June C. McCutchen	50	Senior Vice President, Director of Design and Construction	1995

Larry J. Mundy	55	Senior Vice President, Director of Administration and Business Initiatives and Assistant General Counsel	1998
Business Experience of Executive Officers
Information concerning the business experience of Thomas J. Corcoran, Jr. is set forth above under “Continuing Class II Directors.” Information concerning the business experience of Richard A. Smith is set forth above under “Election of Directors – Nominees for Election as Class III Directors.”
Michael A. DeNicola joined FelCor in December 2001, as its Executive Vice President and Chief Investment Officer. Mr. DeNicola has more than 20 years experience in the hospitality industry. Prior to joining FelCor, he was a Principal and the Head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners.
Lawrence D. Robinson, served as Senior Vice President, General Counsel and Secretary of FelCor from May 1996 to March 2001, when he was named Executive Vice President, General Counsel and Secretary. From 1972 to 1989, Mr. Robinson was a partner in the Kansas City-based law firm of Stinson, Mag & Fizzell, for which he founded and managed a Dallas, Texas office from 1982 to 1989. From 1989 through April 1996, Mr. Robinson was a partner in the Houston-based law firm of Bracewell & Patterson, L.L.P., where he served as the managing partner of its Dallas office until 1992, as the head of that office’s corporate and securities law section and as chairman of its firm-wide hospitality group.
Andrew J. Welch joined FelCor in July 1998, as its Vice President and Treasurer. He was named Senior Vice President and Treasurer in March 2001, and Executive Vice President, Chief Financial Officer and Treasurer in February 2006. Prior to joining FelCor, Mr. Welch had served as Vice President and Treasurer of Bristol Hotel Company from August 1997. For 13 years prior to joining Bristol, Mr. Welch was responsible for originating investment banking and corporate banking business for Bank of America, N.A. and Citibank, N.A.
Troy A. Pentecost joined FelCor as Executive Vice President and Director of Asset Management in March 2006. He was most recently with Remington Hotel Corporation as Senior Vice President of
Operations and Divisional Vice President of Operations. In his role, he was responsible for the company’s Operational and Sales activity. Prior to Remington, Mr. Pentecost was with Wyndham International in various management roles including Regional Vice President, Area Director and General Manager, from 1993 to 2004. A 25-year hospitality veteran, Mr. Pentecost also previously worked with Guild Hotel Management Company where he served as Regional Vice President and Director of Operations.
Lester C. Johnson, who was named Senior Vice President and Controller in March 2001, joined FelCor in September 1995, as its Vice President and Controller. Prior to joining FelCor, Mr. Johnson held various positions with Integra – A Hotel and Restaurant Company and ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.) from 1981 to 1995. He served as the Vice President and Controller of Integra from 1991 to 1995.
June C. McCutchen joined FelCor in October 1995, as Vice President, Director of Design and Construction, and was named Senior Vice President, Director of Design and Construction in 1998. Prior to her engagement by FelCor, she was an Account Executive for Hospitality Restoration & Builders, Inc. From 1992 to 1994, she was Project Manager for American General Hospitality, Inc. where she managed all capital improvement work for more than 35 properties. Prior to 1992, Ms. McCutchen was Project Manager for Hilton Hotels, Inc. from 1987 to 1992, and prior to 1987, she served as design coordinator and purchasing manager for Embassy Suites, Inc.
Larry J. Mundy joined FelCor in January 1998, as Senior Vice President, Director of Administration and Business Initiatives, and was also named Assistant General Counsel in December 2001. From 1995 until he joined FelCor, he was Vice President of Franchise Development for Motel 6®. From 1987 to 1995, he was Vice President of Development in the South/Southeast for Hilton Hotels Corporation and prior to 1987 he served as corporate counsel for Residence Inns, Inc. and Embassy Suites, Inc.
Terms of Office and Relationships
Our officers are elected annually by our Board of Directors at a meeting held following each annual meeting of stockholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his successor is duly elected and qualified or, if earlier, until his retirement, death, resignation or removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.
There are no family relationships among any of our current directors or executive officers. Except as described under “Election of Directors” above, none of our director nominees or continuing directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15 (d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.
There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.

Executive Compensation
The following tables show the compensation of our Chief Executive Officer and our four other most highly paid executives. See the
Compensation Committee Report beginning on page 23 for an explanation of our compensation philosophy.

SUMMARY COMPENSATION TABLE

									Long Term Compensation
	Annual Compensation								Awards
									Securities
						Other Annual	Restricted		Underlying	All Other
						Compensation	Stock		Options/	Compensation
Name and Principal Position	Year		Salary ($)		Bonus ($)	($)(1)	Awards($)(2)		SARs(#)	($)(19)
	2005	(3)	457,424		365,939	None	913,960	(4)	None	21,000
Thomas J. Corcoran, Jr.	2004		444,101		355,281	None	842,120	(5)	None	19,500
Chairman of the Board	2003		431,166		None	None	107,439	(6)	None	18,000

Richard A. Smith	2005	(3)	450,000		360,000	None	450,720	(7)	None	None
President and Chief Executive	2004		43,750	(8)	25,000	None	1,870,500	(9)	None	None
Officer	2003		None		None	None	None		None	None

Lawrence D. Robinson	2005		333,076		266,461	None	338,040	(10)	None	21,000
Executive Vice President,	2004		323,375		258,700	None	306,600	(11)	None	19,500
General Counsel & Secretary	2003		313,956		21,700	None	78,222	(12)	None	18,000

Michael A. DeNicola	2005		277,563		236,073	None	275,440	(13)	None	21,000
Executive Vice President and	2004		269,479		244,461	None	255,500	(14)	None	19,500
Chief Investment Officer	2003		261,630		225,394	None	65,199	(15)	None	18,000

June C. McCutchen Senior Vice President and	2005		240,724		199,988	None	187,800	(16)	None	21,000
Director of Design and	2004		233,712		196,849	None	173,480	(17)	None	18,000
Construction	2003		222,051		58,288	None	55,328	(18)	None	18,000

(1)	The aggregate amount of perquisites and other personal benefits, securities or property, did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)	There were 173,000 shares of restricted stock awarded to the above-named officers during the 2005 fiscal year. Holders of restricted stock are entitled to vote and receive dividends on such shares from the date of the grant. The amount reported in this table represents the market value of the shares awarded on the date of the grant, determined by the closing price of the common stock on such date, without giving effect to the diminution of value attributable to the restrictions on such stock. As of December 31, 2005, the aggregate unvested restricted stock holdings by the named executive officers consisted of 430,920 shares set forth below with a then current aggregate market value of $7,416,134, as follows: Mr. Corcoran, 150,636 shares ($2,592,446 in value); Mr. Smith, 136,000 shares ($2,340,560 in value), Mr. Robinson, 59,622 shares ($1,026,095 in value); Mr. DeNicola, 49,187 shares ($846,508 in value) and Ms. McCutchen, 35,475 shares ($610,525 in value).

(3)	In February 2006, we appointed Mr. Corcoran as Chairman of the Board and Mr. Smith as President and Chief Executive Officer.

(4)	Represents an award of 73,000 shares of restricted stock on April 26, 2005, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $12.52 per share.

(5)	Represents an award of 84,212 shares of restricted stock on April 30, 2004, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(6)	Represents an award of 9,785 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(7)	Represents an award of 36,000 shares of restricted stock on April 26, 2005, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $12.52 per share.

(8)	Includes compensation only during the period from the date of commencement of Mr. Smith’s employment with FelCor (November 15, 2004) through December 31, 2004.

(9)	Represents an award of 150,000 shares of restricted stock on November 15, 2004, which 50,000 shares vested on January 1, 2005 and the balance will vest over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date that Mr. Smith commenced employment with FelCor, of $12.47 per share.

(10)	Represents an award of 27,000 shares of restricted stock on April 26, 2005, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $12.52 per share.

(11)	Represents an award of 30,660 shares of restricted stock on April 30, 2004, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(12)	Represents an award of 7,124 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(13)	Represents an award of 22,000 shares of restricted stock on April 26, 2005, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $12.52 per share.

(14)	Represents an award of 25,550 shares of restricted stock on April 30, 2004, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(15)	Represents an award of 5,938 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(16)	Represents an award of 15,000 shares of restricted stock on April 26, 2005, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $12.52 per share.

(17)	Represents an award of 17,348 shares of restricted stock on April 30, 2004, which becomes vested over a four year period subject to certain performance-based and time-based conditions. The value is based on the closing price of the common stock on the date of grant of $10.00 per share.

(18)	Represents an award of 5,039 shares of restricted stock on January 23, 2003, which becomes vested over a five year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(19)	These amounts represent our contributions to the FelCor Employee Savings and Investment Plan in an amount of up to $21,000 in 2005, $19,500 in 2004 and $18,000 in 2003, for each executive officer. The executive officers receive health and disability insurance benefits, which do not exceed 10% of their respective salaries. These benefits are also made available to our other employees.

No stock options or stock appreciation rights were granted to any of our named executive officers during the 2005 fiscal year. The unexpired stock options to purchase common stock held by our named executive officers at December 31, 2005, are summarized in the table below.

FISCAL YEAR END OPTION VALUES

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2005		December 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Corcoran, Jr.	349,953	0	$0	$0
Richard A. Smith	0	0	$0	$0
Lawrence D. Robinson	149,067	0	$39,750	$0
Michael A. DeNicola	40,000	10,000	$62,400	$15,600
June C. McCutchen	64,804	0	$31,800	$0

(1)	Based on the difference between the option exercise price for all outstanding options and the closing sale price of the common stock on the New York Stock Exchange on December 30, 2005, the last trading day of the year, which was $17.21 per share.
Employment Arrangements
We had previously entered into an employment agreement with Mr. Corcoran that continued in effect until December 31, 2006, and automatically renewed for successive one-year terms, unless otherwise terminated. This agreement was superceded by a new employment agreement entered into with Mr. Corcoran as of February 7, 2006, in connection with his appointment as our Chairman of the Board of Directors. The employment agreement is for a five-year term, with automatic renewals thereafter for terms of one year each, subject to termination upon prior notice by either party. Under the agreement, Mr. Corcoran will receive an annual base salary, for the initial year of the term, of no less than $473,434.00, and for each subsequent year (including any renewal periods), no less than $362,250.00. During the first year of the agreement, Mr. Corcoran’s duties will include assisting the full transition of his prior chief executive duties to the new President and Chief Executive Officer, and thereafter, his duties will be reduced to those traditionally associated with a Chairman of the Board. Also on February 7, 2006, we entered into an employment agreement with Mr. Smith in connection with his appointment as our President and Chief Executive Officer. The employment agreement is for a two-year term, with automatic renewals thereafter for terms of one year each, subject to termination upon prior notice by either party. Under the agreement, Mr. Smith will receive an annual base salary of no less than $500,000.00, subject to adjustment each year. Under both agreements, Messrs. Corcoran and Smith will be eligible to participate in our cash and restricted stock bonus programs, as established by our Compensation Committee from year to year, subject to stated minimum levels of participation for 2006 and 2007 as specified in the agreements. The agreements incorporate the terms of the change in control and severance agreements previously entered into between us and each of Mr. Corcoran and Mr. Smith, which will continue in force. None of our other officers has an employment agreement.
We have entered into change in control and severance agreements with each of our executive officers and certain other key employees. Each of these agreements currently extends until December 31, 2006, and will automatically renew for successive one-year terms, unless terminated. In the event of a potential change in control, each covered employee agrees to remain in our employ until the earlier of one year following the “potential change in control” or six months following an actual “change in control.” Following a “change in control,” the employee will be entitled to the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his account. In addition, if a covered employee’s employment is terminated by us other than for disability, retirement, or “cause” (or by the employee for “good reason”), the covered employee also will be entitled to a lump sum severance payment of between 2.99 and 0.5 times the employee’s average total annual compensation over the past three years. The company will be required to “gross-up” the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of any such excise taxes.
Other Benefits
The company also maintains a 401(k) Plan, health insurance and other benefits generally available to all employees. It makes “matching” contributions to the 401(k) Plan equal to 150% of amounts contributed by participating employees, subject to specified limits. The company also provides a deferred compensation plan that is available only to directors and qualifying employees. The company makes no matching or other contribution to the deferred compensation plan, other than the payment of its operating and administrative expenses.
Compensation Committee Report
Compensation Philosophy
We, the Compensation Committee, work with senior management to develop and implement our executive compensation philosophy. Historically, our philosophy on executive compensation had been to provide a base cash compensation close to the average of other equity hotel REITs, and to provide additional incentive compensation in the form of discretionary cash bonuses and grants of restricted stock based on the realization of stated objectives, such as hotel dispositions, financings, renovations and other capital projects, improvements in funds from operations and other similar criteria expected to result in improvements in financial performance and total stockholder return.
Our compensation program consists of a base salary, a cash bonus component and a long-term incentive element, in the form of grants of restricted stock. The cash bonus component for all executive officers is tied, in whole or in part, to corporate performance and, for certain officers, in part to the achievement of specific objectives within their control. The amount of cash bonuses was determined based upon the attainment of one of three levels of performance. For the executive officers, the cash bonus amount was based on certain threshold levels of achievement and ranges from 20% of base salary to 80% of base salary.
We believe that the award of significant incentive compensation in the form of restricted stock provides management with incentives consistent with the interests of stockholders. As a result of this philosophy, executive compensation may be at or below other equity hotel REITs during periods of average performance and above that of the competitive set during periods of above average growth or performance.
Our compensation philosophy is based, in part, upon a compensation study that we reviewed in the second quarter of 2004. We compared the compensation paid to the company’s executive officers with the compensation paid by other companies in the company’s competitive set. The competitive set that we used to measure performance included other equity REITs, particularly hotel REITs whose capitalization, revenues, assets, market value and total stockholder returns are most nearly comparable to the company.
As a result of the 2004 study, we concluded that the cash compensation paid to the company’s executive officers was generally comparable to the company’s peer group; however, we needed to reevaluate our long-term compensation program. In this regard, we determined that we should focus on restricted stock grants as long-term compensation, but that the grants should be tied to some performance component. Prior to this study, our grants of restricted stock generally were subject only to a time-based vesting criteria (generally 20% per year). After reviewing various alternatives, we determined that shares of restricted stock would be granted to the company’s officers, including the company’s executive officers, based on a percentage of the base salaries of those officers (ranging from 50% to 200% of base salary). The grants will be made annually, and each grant will vest over a period of four years. Initially, the vesting of 25% of the shares of restricted stock was subject to the satisfaction of performance criteria for each year, and the performance criteria could be changed annually. For 2005, we reevaluated this long term compensation program. We noted that most of the company’s competitors had restricted stock programs with some time-based vesting and some performance-based vesting elements, and we determined to move away from the original concept of the plan, which was fully performance-based, to a combination plan. As a result, one-half of a grant is to be time-based only with cliff vesting at the end; one-half is to be performance-based, based on performance criteria that we determine on an annual basis. Further, we determined that if performance goals are missed in any year, the grant is not immediately forfeited, but remains outstanding with another opportunity to vest at the end of the vesting period based upon a four-year performance measure to be determined by us. For 2005, the performance criteria included two separate measures: growth in funds from operations per share; and total shareholder return. Each of these measures was weighted equally so that achievement of one measure provided some vesting benefit independent of achievement of the other. In addition, a single target goal was established for each measure. Achievement of the target goal for each measure is required for the shares subject to such measure to vest. Failure to achieve the target goal would result in no vesting for shares subject to that goal, but the same shares can still vest at the end of the four-year vesting period based upon achievement of separate performance criteria established for the full period. The four-year vesting criteria was initially based upon achievement of a specified cumulative annual return for shareholders. All of the performance goals established for 2005 were met and all shares eligible to vest in that year vested.
Since REITs generally do not pay federal income taxes at the corporate level, no policy has been established with respect to qualifying cash compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.
Executive Compensation
During 2005, Mr. Corcoran, the company’s President and Chief Executive Officer for that year, received a base salary of $457,424. This base cash compensation, like that paid to other executive officers, is related primarily to competitive factors and is not tied to the company’s financial performance or the achievement of specific goals. The base compensation of the company’s executive officers was increased generally by 3% in 2005, over 2004, consistent with inflation.
In addition to base salary, the company’s executive officers were eligible to receive cash bonuses based upon their attainment of the performance criteria established by us for 2005. The performance criteria generally consisted of two components, the first was based upon the company’s corporate performance and the second was based upon an individual’s attainment of certain specified objectives within his or her control. For the year 2005, the maximum levels were achieved for all of the performance criteria and, as a result, all of the executive officers received the maximum amount of cash bonus for which they were eligible.
It is expected that future cash bonuses, if any, paid to the company’s executive officers will be based again, in whole or in part, upon the attainment of corporate performance goals and, for certain officers, in part upon the attainment of individual objectives established by us for the year. In this regard, we established performance criteria for 2006 based upon performance expectations for our company and for certain individual officers in 2006. In addition, we may consider other adjustments as a result of the 2004 compensation study, with a view to assuring that our company remains competitive in the market for executive talent.
Long-Term Incentive Compensation
Based on the new program for annual awards of restricted stock described above, we granted an aggregate of 319,300 shares of restricted stock to the company’s officers in 2005, including an aggregate of 221,000 shares to the company’s executive officers. These new awards were made consistent with our belief that grants of restricted stock should be a significant component of compensation for executive officers. We currently expect to make annual grants of restricted stock in accordance with the long-term compensation policy that we adopted following the 2004 compensation study, as modified by us in 2005. Because the annual grants are expected to be based on an established formula, we expect to exercise discretion in deviating from this formula only in unusual circumstances. We have made grants of restricted stock in 2006 consistent with the formula we adopted, and we have established performance criteria for 2006 that will be applicable to shares of restricted stock that are scheduled to vest in 2007 on a basis similar to what we established for 2005, but taking into account the relative performance of the company in 2005 and our expectations for 2006.
We are mindful of the impact that our compensation decisions may have upon the obligations of the company under the change in control and severance agreements, which are described in this Proxy Statement under the section “Executive Compensation – Employment Arrangements.”

Management Changes in 2006
In February 2006, the Board approved changes in the executive management of the company whereby Mr. Corcoran became the company’s Chairman of the Board, Richard Smith became its President and Chief Executive Officer, and Andrew Welch became its Executive Vice President and Chief Financial Officer. As a result of these changes, Mr. Corcoran is expected to work closely with Mr. Smith during this next year to transition the chief executive officer duties from Mr. Corcoran to Mr. Smith. In light of the increased responsibilities being assumed by Mr. Smith, we granted Mr. Smith an increase in his compensation for 2006 commensurate with his duties as the company’s Chief Executive Officer. At the same time, in recognition of the transition obligations imposed upon Mr. Corcoran, we retained his compensation at historical levels to compensate him for this transition period. In addition, we approved new employment agreements for each of Messrs. Corcoran and Smith, as discussed below, and we approved an additional grant of 50,000 shares of restricted stock to Mr. Smith in connection with his execution of his employment agreement. These shares will vest in equal installments on each of the first four anniversaries of the effective date of the employment agreement. We also approved an increase in compensation for Mr. Welch in line with the increase in his responsibilities as the company’s Chief Financial Officer.
Employment Agreements
In connection with the management changes that were effected in February 2006, we retained an independent consultant to provide industry comparable data to assist us in establishing the compensation payable to Messrs Corcoran and Smith. As a result of the independent consultant’s report, we recommended that the company enter into a five-year employment agreement with Mr. Corcoran, in connection with his appointment as Chairman of the Board of Directors of the company, and a two-year employment agreement with Mr. Smith in connection with his appointment as President and Chief Executive Officer.. The company had previously entered into an employment agreement with Mr. Corcoran that continued in effect until December 31, 2006, and automatically renewed for successive one-year terms, unless otherwise terminated. This agreement was superceded by the new employment agreement entered into with Mr. Corcoran. The terms of these employment agreements, which are described in this Proxy Statement under the section “Executive Compensation –Employment Arrangements,” are consistent with the recommendations of the independent consultant. None of the company’s other officers has an employment agreement.
This report has been furnished by the current members of the Compensation Committee.

Robert H. Lutz, Jr. Melinda J. Bush Richard O. Jacobson Robert A. Mathewson David C. Kloeppel
Compensation Committee Interlocks and Insider Participation
Each of the above-named members of the Compensation Committee is independent in accordance with the listing standards of the NYSE and has no relationship with our company requiring disclosure under regulations promulgated by Securities and Exchange Commission.

Certain Relationships and Related Transactions
Management Agreements
We are parties to management agreements entered into with InterContinental Hotels Group, or IHG (formerly Six Continents Hotels), who managed 48 of our hotels at December 31, 2005. The management agreements generally had initial terms of 12 to 17 years, provide for both management services and the use of the brand name, and provide for the payment of a base fee to IHG of 2% of the adjusted gross revenues and 5% of the room revenues of each hotel managed. In addition, IHG may receive, as an incentive fee, a percentage of hotel profits in excess of specified returns to us on our investment in the hotels.
The original management agreements provided that, in the event of the early termination of one of these management agreements by us, we were obligated to pay IHG a substantial replacement fee and/or liquidated damages. However, if the early termination occurs as a result of the sale of a managed hotel, no liquidated damages will be payable by us if we reinvest the net proceeds of the sale in one or more hotels licensed and managed by IHG within one year of the date of sale.
To facilitate our sale of non-strategic hotels, in September 2003, we completed an amendment to the IHG management agreement pursuant to which we extended the term of the management contracts on 27 hotels from 2013 to 2018 and, in exchange, we received from IHG a liquidated damage credit of $25 million to apply to the satisfaction of liquidated damages otherwise payable to IHG upon the sale of certain IHG managed hotels. In the fourth quarter of 2004, we utilized the full balance of the $25 million liquidated damages credit available to us. As a result of the full utilization of this credit, we were again required to reinvest the proceeds from the further sale of IHG managed hotels in other hotels to be managed by IHG or pay substantial termination fees.
In January 2006, we and IHG entered into amendments of the management agreements affecting all of the hotels wholly-owned by us and managed by IHG. Under the terms of the amendments, any reinvestment obligations and liquidated damages for IHG-managed hotels that were previously sold were eliminated. In addition, the amendments allow us to sell an additional 29 IHG-managed hotels and to convert one Crowne Plaza® hotel to another brand without incurring any reinvestment obligations or liquidated damages. We will retain 17 IHG-managed hotels. For these retained hotels, the expiration dates of the management agreements were extended from 2018 to 2025, and the incentive fee provisions have been changed, which may result in payment of incentive fees for hotels which would not have earned such fees under the former arrangement. The management agreement for each of these 17 hotels also has a new performance-termination provision which allows us to terminate the management agreement without penalty if its economic performance falls below a threshold. In addition, we have committed to spend approximately $50 million in renovation capital with regard to 11 of these hotels. These changes to the management agreements took effect as of January 1, 2006.
Also in January 2006, in connection with the agreement with IHG, we and several of our subsidiaries entered into a Purchase and Sale Agreement with Hospitality Properties Trust, or HPT, pursuant to which we sold seven IHG-managed hotels to HPT for an aggregate sales price of $160 million. These seven hotels were among the 29 IHG-managed hotels that were permitted to be sold under the agreement with IHG. The sales price of the hotels was based on arms’ length negotiations between us and HPT. HPT also entered into management agreements with IHG to retain IHG as the manager of the hotels, but other than this contractual relationship, HPT is not otherwise affiliated with IHG or with us.
IHG also receives various fees from us for other services, including accounting, marketing, reservation system and technology services. In the aggregate, we paid IHG and its affiliates management and other fees of approximately $47 million during 2005.
During 2005 and at the time of the amendments to the management agreement in January 2006, IHG was the beneficial owner of 16.8% of our outstanding common stock. IHG has disposed of substantially all of this common stock to an unrelated third party, and as of March 21, 2006, IHG was the beneficial owner of less than 1% of our outstanding common stock.
Sharing of Offices and Employees
We share our executive offices and certain employees with FelCor, Inc., an entity controlled by Mr. Corcoran. FelCor, Inc. bears its share of the costs thereof, including an allocated portion of the rent, salaries of certain personnel, office supplies, telephones and depreciation of office furniture, fixtures and equipment. Any allocation of these shared expenses to us must be approved by a majority of our independent directors. During 2005, FelCor, Inc. paid approximately $50,000 of such expenses, and we bore the balance of such expenses. Mr. Corcoran’s salary is paid solely by us, and he receives no salary from FelCor, Inc. Mr. Corcoran is the former President and Chief Executive Officer and the current Chairman of the Board and a director of our company and also serves as a director (or manager) and the President of FelCor, Inc. For a description of Mr. Corcoran’s employment agreement and of the change in control and severance agreements between us and our executive officers and certain other key employees, please see the discussion under “Executive Compensation — Employment Arrangements” in this Proxy Statement, beginning on page 22.
Loan to Executive Officer
As an inducement to Mr. DeNicola to accept employment as our Executive Vice President and Chief Investment Officer in November 2001, a subsidiary of ours agreed to extend credit to him of up to $150,000. Mr. DeNicola has borrowed $150,000 under this arrangement. The loan is secured by a second mortgage on Mr. DeNicola’s home, bears interest at annual rate equal to 90-day LIBOR plus 3.25% and matures on January 15, 2007. Mr. DeNicola made principal payments of $5,000 in January 2003, and $10,000 in each of January 2004, 2005, and 2006, in each case plus accrued interest, and he fully repaid the loan in 2006.
Consulting Agreement
During 2004, we retained the services of the spouse of June C. McCutchen, our Senior Vice President, Director of Design and Construction, as a consultant for assistance with our information technology systems. The consultant performed these services pursuant to an agreement that expired on April 30, 2005. The consultant was paid approximately $100,000 under this contract during 2005.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2005, applicable to our officers, directors and greater than 10% beneficial owners were satisfied, except that Donald J. McNamara, our current director and Chairman of our Board at the time, was late in filing one Form 4, which reported one transaction relating to a sale of shares of our common stock.
Based on written representations from the officers and directors, we believe that all Forms 5 for directors, officers and greater than 10% beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2005.
Report of the Audit Committee
The Audit Committee currently consists of four directors and operates under a written charter adopted by the Board of Directors. We consider all members to be independent as defined by the NYSE listing standards. Management is responsible for our internal controls and the financial reporting process. PwC, our independent registered public accounting firm, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.
In this context, the Audit Committee reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the company’s internal control over financial reporting and PwC’s evaluation of the company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).
The Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC the issue of its independence from the company. The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the company and its affiliates is compatible with PwC’s independence.
Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005.
This report has been furnished by the current members of the Audit Committee.

Charles A. Ledsinger, Jr.
Richard S. Ellwood
David C. Kloeppel
Robert A. Mathewson

STOCK PERFORMANCE GRAPH
Annual total returns to our common stockholders are shown in the performance graph appearing below. The graph shows the relative investment performance of our common stock, the S&P 500 and the Bloomberg Hotel REIT Index from December 31, 2000, through December 31, 2005.

Five-Year Cumulative Total Return
Value of $100 Invested at December 31, 2000

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
FelCor Lodging Trust Incorporated	100.0	76.9	55.4	53.7	71.0	84.1
S&P 500 Total Return	100.0	88.2	68.8	88.3	97.8	102.5
Bloomberg Hotel REIT Index	100.0	93.6	92.2	121.1	160.7	173.7

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm during 2005 and has been selected to serve in that capacity for 2006, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable. While stockholder ratification is not required for the selection of PwC as our independent registered public accounting firm, because the Audit Committee has the ultimate responsibility for the selection of our independent registered public accounting firm, the selection is being submitted for ratification at the 2006 Annual Meeting of Stockholders, solely with a view toward soliciting the stockholders’ opinion. This opinion will be taken into consideration by the Audit Committee in its future deliberations.
A representative of PwC is expected to be at our 2006 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if desired.
Vote Necessary to Ratify the Selection
The selection of PwC as our independent registered public accounting firm will be ratified if more votes are cast FOR than are cast AGAINST their selection. For this purpose, an abstention or a broker non-vote will only reduce the number of votes this proposal will receive.
Audit Fees
Fees billed by PwC for the integrated audit of our consolidated financial statements and internal control over financial reporting, and the reviews of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the years 2004 and 2005 totaled $578,300 and $563,815, respectively. Services related to other regulatory filings totaled $127,850 for 2004 and $57,650 for 2005.
Audit-Related Fees
In addition to the amount set forth under Audit Fees above, an aggregate of $75,750 and $44,775 were billed by PwC during 2004 and 2005, respectively, for assurance and related services that were reasonably related to the performance of the audit for review of our financial statements for those years. In 2004 and 2005, the audit-related fees arose primarily from audits of certain subsidiaries.
Tax Fees
Fees billed by PwC for tax preparation and compliance for the years 2004 and 2005 totaled $332,705 and $61,409, respectively.
In addition, an aggregate of $270,422 and $162,876 was billed by PwC during 2004 and 2005, respectively, for other tax related fees. In 2004, the tax related fees arose primarily from consulting on tax audits of $102,248 and tax planning and advice of $168,174. In 2005, the tax related fees arose primarily from consulting on tax audits of $31,486 and tax planning and advice of $131,390.

All Other Fees
There were no other fees billed by PwC during 2004 or 2005 for services to the Company.
Auditor Independence
In determining the independence of PwC, the Audit Committee considered whether the provision of the non-audit services is compatible with maintaining PwC’s independence.
Audit Committee’s Policy Regarding Pre-approval of Non-Audit Services
In 2002, the Audit Committee adopted a policy of pre-approving the nature and estimated amount of any significant non-audit services to be provided to our company by its independent registered public accounting firm, taking into consideration the impact that the rendition of such services could have on their independence. The Audit Committee approved all of the audit-related services and tax services rendered to us by PwC during 2004 and 2005.
ADDITIONAL INFORMATION
Other Business
Our Board of Directors does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than the election of the director nominees and the ratification of PwC as our independent registered public accounting firm. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with their best judgment.
Outstanding Shares
On March 21, 2006, a total of 60,900,723 shares of our common stock were outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented.
Annual Report
Our 2005 Annual Report to Stockholders and accompanying Financial Supplement are enclosed with this Proxy Statement. Our Annual Report to Stockholders, the Financial Supplement, this Proxy Statement and our Annual Report on Form 10-K may also be viewed on our website at www.felcor.com.
We will also send you a copy of our Annual Report on Form 10-K for 2005 if requested in writing sent to the Corporate Secretary at the address listed under “Questions” below.

How We Solicit Proxies
In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
Stockholder Proposals for Next Year
The deadline for stockholder proposals eligible for inclusion in next year’s proxy statement is December 4, 2006. Any stockholder proposal received after February 15, 2007, will be considered untimely and may be voted upon by the named proxies in accordance with their best judgment. All proposals should be submitted to our Corporate Secretary at the address listed under “Questions” below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements.
Questions
If you have questions or need more information about the annual meeting, you may write to:
Corporate Secretary FelCor Lodging Trust Incorporated 545 E. John Carpenter Frwy., Suite 1300 Irving, Texas 75062-3933
You may also or call us at (972) 444-4900 or send us an e-mail at information@felcor.com. We also invite you to visit our website at www.felcor.com .

FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

545 E. JOHN CARPENTER FREEWAY
SUITE 1300
IRVING, TX 75062
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ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
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VOTE BY INTERNET-www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to FelCor Lodging Trust Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
123,456,789,012.00000

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	FELCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
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FELCOR LODGING TRUST INCORPORATED
Vote On Directors
1.	ELECTION OF THREE CLASS III DIRECTORS

Nominees:	01) Richards. Ellwood
02) Robert A. Mathewson
03) Richard A. Smith
02   0000000000   215168001286

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS FELCOR’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

3.	In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees for Class III directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s Independent Registered Public Accounting Firm.

Please sign exactly as name appears at right. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
     This Proxy is solicited by FelCor’s Board of Directors and the matters set forth herein were proposed by FelCor.

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123,456,789,012 31430F101
Signature [PLEASE SIGN WITHIN BOX]	Date	Z39659	Signature (Joint Owners)	Date	20

PROXY
FELCOR LODGING TRUST INCORPORATED
545 E. JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062-3933
ANNUAL MEETING OF STOCKHOLDERS
MAY 16, 2006
     The undersigned hereby appoints Richard A. Smith and Lawrence D. Robinson, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FelCor Lodging Trust Incorporated atthe Annual Meeting of Stockholders to be held atthe offices of the corporation, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, at 9:00 a.m., Local Time, on May 16,2006 and at any adjournments or postponements thereof, as specified on the reverse side.

PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY